RBS

12/14/11 3:17 PM

Filed pursuant to Rule 433. Registration Statement Nos. 333-162219,
333-162219-01, 333-162193 and 333-162193-01.

www. rbs.com/etnUS or 1.855.RBS.ETPS (1.855.727.3877)

A new way to gain exposure to the

NASDAQ-100([R]) Total Return Index(SM)

RBS NASDAQ-100([R]) Trendpilot[] Exchange Traded Notes

The RBS NASDAQ-100([R]) Trendpilot(TM) Exchange Traded Notes are linked to the
RBS NASDAQ-100([R]) Trendpilot(TM) Index (USD) (the Index).

Using an objective and transparent methodology, the Index moves in and out of tracking the NASDAQ-100([R]) Total Return Index(SM), depending on the relative performance of the NASDAQ-100([R]) Total Return Index(SM) to its historical
100-index business day simple moving average.

In positive trending markets, the RBS ETNs provide exposure to the
NASDAQ-100([R]) Total Return Index(SM).
In negative trending markets, the RBS ETNs provide exposure to a hypothetical notional investment in 3-month US Treasury bills.

The NASDAQ-100([R]) Total Return Index(SM) includes 100 of the largest domestic and international non-financial securities listed on The NASDAQ Stock Market based on market capitalization. The top ten holdings as of 12/6/11:

Apple Inc.
Microsoft Corporation
Oracle Corporation
Google Inc.
Intel Corporation
Cisco Systems, Inc.
QUALCOMM Incorporated
Amazon.com, Inc.
Amgen Inc.
Comcast Corporation

Call today to find out more about the RBS suite of ETNs:
1.855. RBS.ETPS (1.855.727.3877)

FOR BROKER-DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY

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NYSE Arca: TNDQ Learn more about TNDQ

TNDQ

RBS NASDAQ-100([R]) Trendpilot(TM) ETN

Download:
Pricing Supplement | Factsheet

Inception Date 12/08/11

RBS

12/14/11 3:17 PM

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc), The Royal Bank
of Scotland Group plc, The Royal Bank of Scotland N.V. (RBS N.V.) and RBS
Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission
(SEC) for the offering of RBS ETNs to which this communication may relate.
Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the
SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS N.V., RBS plc, RBS Securities Inc.
or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling
1-855-RBS-ETPS (toll-free).

NASDAQ([R]), OMX([R]), NASDAQ OMX([R]), NASDAQ-100([R]), NASDAQ-100 Index([R])
and NASDAQ-100([R]) Total Return Index(SM) are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc.

The Index is the property of RBS plc. RBS plc has contracted with The NASDAQ
OMX Group, Inc. (which with its affiliates and subsidiaries is referred to as the "Corporations") to calculate and maintain the Index, either directly or through a third party. Currently, the Index is calculated and maintained by
Standard and Poor's ("S and P") on behalf of The NASDAQ OMX Group, Inc. S and P and the
Corporations shall have no liability for any errors or omissions in calculating the Index. The RBS NASDAQ-100([R]) Trendpilot(TM) Exchange Traded Notes, which are based on the Index, have not been passed on by the Corporations or S and P as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or S and P.
THE CORPORATIONS AND S and P MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT
TO THE RBS NASDAQ-100([R]) TRENDPILOT(TM) EXCHANGE TRADED NOTES.

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